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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): March 29, 2006


                              FUELCELL ENERGY, INC.
               (Exact name of registrant as specified in charter)


            Delaware                    1-14204                06-0853042
(State or other jurisdiction     (Commission File Number)     (IRS Employer)
       of incorporation)                                     Identification No.


        3 Great Pasture Road, Danbury, Connecticut                  06813
         (Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code: (203) 825-6000

                                 Not Applicable
          (Former name or former address, if changed since last report)


         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 8.01. OTHER EVENTS.


Conversion of Series B Cumulative Convertible Perpetual Preferred Stock
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         During the period of April 4 through April 27, 2006, FuelCell Energy,
Inc. ("FuelCell") completed transactions with certain holders of FuelCell's Series B Cumulative Convertible Perpetual Preferred Stock ("Series B Preferred Stock") to convert an aggregate of 39,755 shares of Series B Preferred Stock (the "Shares") into 3,383,403 shares of FuelCell's common stock. The conversion occurred pursuant to the terms of the Certificate of Designation for the Series B Preferred Stock, whereby upon conversion, the holders received 85.1064 shares of FuelCell common stock per share of Series B Preferred Stock.

          In addition, pursuant to the conversion of the Shares, FuelCell has paid the holders of the Shares a per Share conversion premium ("Conversion Premium"). The aggregate Conversion Premium was $4,096,400, an average of approximately $103.04 per share of Series B Preferred Stock. During the period of March 29 through April 24, 2006, FuelCell sold 337,500 shares of its common stock at an average market price of approximately $12.10 per share pursuant to a registration statement on Form S-3 filed in June 2005 to fund payment of the Conversion Premium.

         The Conversion Premium will be accounted for as Preferred stock dividends on the Company's Consolidated Statement of Operations and is expected to increase net loss per share to common shareholders by approximately $0.08 for the quarter ended April 30, 2006.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             FUELCELL ENERGY, INC.


Date: April 27, 2006         By: /s/ Joseph G. Mahler
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                                 Joseph G. Mahler
                                 Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer